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                                                                 EXHIBIT 10.34
                        SEVERANCE AGREEMENT AND RELEASE

         THIS SEVERANCE AGREEMENT AND RELEASE, made by and between Volney Taylor (hereinafter referred to as "Employee"), and The Dun & Bradstreet Corporation (hereinafter deemed to include its worldwide subsidiaries and affiliates and referred to as "the Company").

         WITNESSETH THAT:

         WHEREAS, Employee has been employed by the Company since the date specified in the Appendix; and

         WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain benefits and salary continuation to Employee;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

         1. Employee's employment with the Company as Chairman, Chief Executive Officer and director, and Employee's membership on any committees, is terminated effective on the date specified in the Appendix. Employee shall remain an employee of the Company through December 31, 1999 at which time Employee will retire from the Company. Employee's salary for remaining an employee of the Company through December 31, 1999 is specified in the Appendix.

         2. Effective on the date set forth in the Appendix, Employee will incur an "Eligible Termination" under clause (b) of the definition of "Eligible Termination" set forth in the Dun & Bradstreet Executive Transition Plan (the "Plan"), a summary plan description of which Employee hereby acknowledges receipt, and will, accordingly, be entitled to the benefits set forth therein subject to the terms and conditions of such Plan. A summary of the benefits to which Employee is entitled under the Plan is set forth in the Appendix.

         3. Through October 25, 2001, Employee will be reasonably available to consult on matters, and will cooperate fully with respect to any claims, litigations or investigations, relating to the Company. Employee shall be reimbursed for any reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his services pursuant to this Section 3.

         4. Employee agrees that until October 25, 2001 Employee will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Employee's ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company; nor if Employee becomes associated with a company, partnership or individual which




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company, partnership or individual acts as a consultant to businesses in competition with the Company will Employee provide services to such competing businesses. The restrictions contained in this paragraph shall apply whether or not Employee accepts any form of compensation from such competing entity or consultant. Employee also agrees that until October 25, 2001 Employee will not recruit or solicit any customers of the Company to become customers of any business entity which competes with any of the businesses owned or operated by the Company. In addition, Employee agrees that until October 25, 2001 neither Employee nor any company or entity Employee controls or manages, shall recruit or solicit any employee of the Company to become an employee of any business entity.

         5. If Employee performs services for an entity other than the Company at any time prior to October 25, 2001 (whether or not such entity is in competition with the Company), Employee shall notify the Company on or prior to the commencement thereof. To "perform services" shall mean employment or services as a full-time employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation. For purposes of this paragraph 5 only, "Company" shall mean The Dun & Bradstreet Corporation and any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by The Dun & Bradstreet Corporation and which has elected to participate in The Dun & Bradstreet Career Transition Plan by action of its board of directors.

         6. Employee agrees that Employee will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Employee will first provide the Company with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. Employee further agrees to return to the Company any property of the Company which Employee may have, no matter where located, and not to keep any copies or portions thereof, provided Employee shall be permitted to retain the personal computer and fax machine purchased by the Company on behalf of Employee and located in Employee's personal residence.

         7. Employee shall not make any derogatory statements about the Company and shall not make any written or oral statement, news release or other announcement relating to Employee's employment by the Company or relating to the Company, its subsidiaries, customers or personnel, which is designed to embarrass or criticize any of the foregoing.

         8. Employee agrees that in the event of any breach of the covenants contained in paragraphs 3, 4, 5, 6 or 7 in addition to any remedies that may be available to the Company, the Company may cease all payments required to be made to Employee under the Plan and recover all such payments previously made to Employee pursuant to the Plan. The parties agree that any such breach would cause injury to the Company which cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or a forfeiture.

         9. In consideration of the agreements set forth herein, the sufficiency of which Employee hereby acknowledges, Employee, for Employee, Employee's family, heirs,


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executors, representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, any and all current and former directors, officers, employees, attorneys and agents and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of any Company plan, from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Employee had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, any and all current and former directors, officers, employees, attorneys and agents and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of any Company plan, from the beginning of Employee's employment to and including the date of this Agreement, including without limitation, any claims relating to or arising out of Employee's employment with the Company or the termination of such employment other than a claim with respect to a vested right Employee may have to receive benefits under any plan maintained by the Company. Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan.

         10. Employee covenants that neither Employee, nor any of Employee's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee's future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.

         11. Employee acknowledges that (a) Employee has been advised to consult with an attorney at Employee's own expense before executing this Agreement and that Employee has been advised by an attorney or has knowingly waived Employee's right to do so, (b) Employee has had a period of at least twenty-one (21) days within which to consider this Agreement, (c) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, (e) Employee is receiving greater consideration hereunder than Employee would receive had Employee not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof and (f) the waiver or release by Employee of rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the


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Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Employee has granted hereunder. Employee understands and agrees that the Company's payment of money and other benefits to Employee and Employee's signing of this Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company admits any liability whatsoever. Employee acknowledges that this Agreement includes release by Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Employee's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended.

         12. This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged herein. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company's written consent. In addition, this Agreement supersedes any prior employment, compensation or other agreement, whether written, oral or implied in law or implied in fact between Employee and the Company which prior agreements are hereby terminated.

         13. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

         14. This Agreement shall be construed in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law.

         15. This Agreement shall terminate in its entirety any Change in Control Severance Agreement between the Company and Employee.


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         IN WITNESS WHEREOF, Employee and The Dun & Bradstreet Corporation, by
its duly authorized agent, have hereunder executed this Agreement.

Dated: December 20, 1999

                                    /s/          Volney Taylor
                                    -------------------------------------------
                                                 Volney Taylor


                                    THE DUN & BRADSTREET CORPORATION


                                    /s/          Peter J. Ross
                                    -------------------------------------------
                                    Name:   Peter J. Ross
                                    Title:  Senior Vice President and Business
                                           Affairs Officer

                                                                     Appendix

                        Summary of Benefit Entitlements
                           Under The Dun & Bradstreet
                           Executive Transition Plan


EMPLOYMENT WITH
COMPANY SINCE:                                              January 17, 1972.

EFFECTIVE DATE
OF ELIGIBLE TERMINATION:                                    October 25, 1999.

POSITIONS TERMINATED:                                       Chairman, Chief Executive Officer and
                                                            Director.

SALARY FOR REMAINING AN EMPLOYEE THROUGH
DECEMBER 31, 1999                                           At the rate of $13,903.85 per week in the
                                                            aggregate, payable in accordance with the
                                                            Company's normal payroll policies.

SALARY CONTINUATION:                                        At the rate of $27,403.85 per week for 104 weeks,
                                                            payable in accordance with the Company's normal
                                                            payroll policies.

1999 ANNUAL BONUS PAYMENT:                                  The annual bonus that Employee would
                                                            have earned based on achievement of
                                                            performance objectives under the
                                                            letter dated June 11, 1999 from Peter
                                                            J. Ross to Employee, payable at time of
                                                            normal payment.

OUTSTANDING STOCK OPTIONS AS OF DECEMBER                    Exercisable for the shorter of five years
31, 1999                                                    after December 31, 1999 or the remaining term
                                                            of the options.


PERFORMANCE SHARES:                                         Performance Shares that would otherwise be payable
                                                            to Employee for the 1998/1999 and 1999/2000
                                                            periods under the letter dated June 11, 1999 from
                                                            Peter J. Ross to Employee will be cashed out in a
                                                            pro rata amount for the portion of the award up to
                                                            December 31, 1999.

WELFARE BENEFIT CONTINUATION:                               Employee will continue to participate as an
                                                            employee through December 31, 1999 in the
                                                            Company's medical, dental and life insurance plans
                                                            in which he participated as of October 31, 1999.
                                                            As of January 1, 2000, Employee

                                                            will participate in such plans as a retiree.

COMPANY CAR:                                                The Company will continue to make lease payments
                                                            on Employee's company-provided car through the end
                                                            of the lease term. Employee will have the option
                                                            of buying the car at the end of the lease term.

PENSION AND RETIREMENT BENEFITS:                            Treated as provided under the terms of the
                                                            relevant Plan.

EXECUTIVE OUTPLACEMENT:                                     As provided by the Company.

FINANCIAL PLANNING/COUNSELING:                              Will continue for salary continuation period to
                                                            the same extent as provided by the Company prior
                                                            to October 25, 1999.




  The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Plan. Refer to your summary plan description for more detail.



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